Exhibit 10.4

SCIENCE ADVISOR AGREEMENT

This Science Advisor Agreement (“Agreement”) is made effective as of the 16th day of January 2024, by and between Genvor Incorporated, located at 201 S. Elliot Rd. Suite 538, Chapel Hill, North Carolina 27514 (hereinafter “Company”), and Dr. Clayton C. Yates (hereinafter “Advisor”), an individual whose address is on file with the Company, jointly known as (“Parties”).

Acknowledgment of Other Roles Within the Company. It is understood between the Parties that the Advisor is a co-founder of the Company, a member of the Board of Directors, and also a significant shareholder. Each of these have different roles related to or within the Company than are described by the subject matter, roles and responsibilities encompassed by this Agreement. While the Advisor has been providing these services historically for the Company with no compensation. The Company, with this Agreement, desires to have the Advisor formally in agreement to commit to provide time and expertise for the Advisor’s unique scientific services related to the plant disease solutions which is the specific focus of the Company (the “Services”). The Advisor’s work, in conjunction with the services of Dr. Jesse Jaynes, is imperative to the future of the Company’s success.

Section A – Engagement

1.	The Advisor’s services in the role as a Science Advisor is that of an independent contractor and not an employee. Compensation for the role as a Science Advisor is outlined in Schedule B of this Agreement. Further, it is the joint-specific intent of the Parties that this Agreement is to be construed only as an independent contractor agreement. All acts or omissions of the Advisor which are outside the Services that the Advisor is obligated to provide, or the scope thereof, shall solely bind the Advisor, personally, and shall not create any liability to or obligation of the Company. The relationship of the Advisor and the Company in regard to this Agreement is determined solely by the provisions of this Agreement.

2.	The Advisor acknowledges that this Agreement creates a non-exclusive involvement between the Advisor and the Company. This Agreement shall not create an agency, partnership, joint venture, franchisor/franchisee, or employer/employee relationship, and nothing hereunder shall be deemed to authorize either party to act for, represent or bind the other except as expressly provided in this Agreement.

3.	The term of the Agreement is three (3) years from the Effective Date.

4.	The effective date of this Agreement is January 17, 2024 (the “Effective Date”).

5.	The Advisor shall have the duties and responsibilities as outlined in Schedule A of this Agreement and as mutually agreed upon by the Advisor and the Company from time to time.

Section B – Termination of Engagement

6.	The Advisor or the Company may terminate your Agreement upon thirty (30) days advance written notice of intent to terminate the Agreement with or without cause. Regardless of whether termination is made by the Advisor or by the Company, all provisions of Sections C through D and Paragraph 14 in this Agreement shall survive the termination of this Agreement and continue to be binding upon the Advisor. Upon termination of this Agreement, whether by the Advisor or the Company, any unpaid compensation earned by the Advisor will be paid to the Advisor within fourteen (14) days from the date this Agreement is terminated.

Section C – Non-Competition / Non-Solicitation / Confidentiality

7.	This Agreement and all rights and restrictions herein pertain solely to the Company’s focus of plant disease solutions. Any and all other scientific work of any nature outside of the Company’s stated focus is excluded from coverage under this Agreement. The Company recognizes you are a career research scientist with other projects for which you do research outside of plant disease solutions, and may have or create other patents and scientific solutions in other fields of research and development. Any area outside of plant disease solutions is specifically excluded from this Agreement and the subject matter hereunder. Any development of research not in the scope of this Agreement shall be deemed the property of the Advisor personally and the Company has no claims. This includes research and development prior to this Agreement.

8.	The Advisor agrees and affirms that the Company operates in a highly competitive industry and that any breach of any part of Section C of this Agreement by the Advisor will cause irreparable harm and damage to the Company. Therefore, the Advisor expressly promises and agrees that the Advisor will not, at any time during the engagement with the Company and for a period of twenty-four (24) months from the date the Advisor separates from the Company, for any reason whatsoever, directly, or indirectly, for the Adviso,r or on behalf of, or in conjunction with any other person, persons, company, business, venture, partnership, group, corporation or otherwise, do any of the following, all of which are collectively referred to as “Restricted Activity.” Restricted Activity includes, but is not limited to:

a.	Soliciting or recruiting other members of the Company’s biosciences leadership team or lead research scientists involved in research and development initiatives which the Advisor had oversight of or exposure to confidential information about, to join or transfer to another agricultural biosciences company, research institution, or organization, including strategic relationships that the Company has with university and external research partners which the Advisor was responsible for relationship management and primary point of contact for scientific collaboration; and

b.	Enticing, encouraging, recruiting, inviting, or engaging any individual or related entities to terminate, resign, leave, or diminish their engagement with the Company, or to engage any individual that has engaged with the Company in the last six (6) months.

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The area of restriction for this Restricted Activity shall be universal, both for the the Company and any global venue. The Advisor affirms and agrees that this geographic restriction is reasonable and appropriate considering the nature and practice of the Conpany’s business and the businesses of the Company’s related entities. The duration of the time period restriction for the Restricted Activity following shall survive the Advisor’s engagement with the Company for a period of twenty-four (24) months from the date the Advisor separates from the Company. The Advisor agrees that due to the nature of the business involved, the time period of this restriction is reasonable.

9.	Moreover, it is understood that the Company has developed and used, and will be developing and using, confidential information in connection with the Company’s business. “Confidential Information,” as the term is used in this Agreement, includes, but is not limited to, information and methodologies relating to profits, patents, formulations, processes, engineering, inventions, intellectual properties, test data relating to any research project, work in process, future development(s), manufacturing, marketing, servicing, science in development, products, sales, pricing policies, operational methods, technical processes, contracts financing, suppliers, clients, customers, employees, investors and/or investor lists, sponsors, investment programs, prospect lists, staff information, marketing methods, trade secrets, marketing programs, presentation methods, financial information, other business affairs and methods, plans for future developments and other information which is not readily available and provided to the public, and any and all intellectual property not specifically enumerated hereinabove, whether in oral, written, graphic or electronic form. This information was developed and will be developed by the Company at great expense and constitutes trade secrets of ours.

10.	The Advisor therefore agrees to the following:

a.	Except with the Company’s prior written approval, the Advisor shall not disclose any Confidential Information of the Company at any time to any person except authorized individuals of the Company. In the event of a breach or threatened breach by the Advisor of the provisions of this paragraph, the Company shall, in addition to any other available remedies, be entitled to an injunction, ordered by a court, restraining the Advisor from disclosing, in whole or in part, any such information or from rendering any services to any person, firm or corporation to whom any of such information may have been disclosed or is threatened to be disclosed.

b.	The Advisor shall not make use of any such Confidential Information for the Advisor’s own purposes, or for the benefit of anyone other than the Company, either during the term of this Agreement or at any time thereafter.

c.	All data, including, but not limited to, files, records, documents, sponsors, investment programs, investor lists, and similar items relating to the Company’s business, whether prepared by the Advisor or coming into the Advisor’s possession, shall remain the exclusive property of the Company and shall not be removed from the premises, or otherwise copied, distributed, disclosed, or transmitted, under any circumstances whatsoever without the Company’s prior written consent.

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d.	The Advisor agrees that, in the Advisor’s role as a Scientific Advisor, the Advisor shall not have or accrue any rights whatsoever in or to the products or services sold by and through the Company.

11.	The Advisor recognizes that the Company has received and will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Therefore, the Advisor further expressly agrees that the Advisor shall hold and treat all such confidential or proprietary information in the manner as is required with respect to the Company’s Confidential Information and shall only use it as necessary to conduct the Advisor’s work for the Company.

12.	It is expressly agreed that the remedy at law for breach or threatened breach of any part of Section C of this Agreement would be inadequate by itself and that injunctive relief provided by a court of competent jurisdiction is necessary to the Company to prevent the breach thereof and the Advisor consents to such remedy. Nothing contained herein, however, shall be construed as prohibiting or limiting the Company from pursuing other remedies, at law or in equity, available to the Company for such breach or violation or threatened breach or violation. Should a court of competent jurisdiction declare the restrictive covenants set forth herein unenforceable due to an unreasonable restriction of duration or geographical area or otherwise, the Parties hereby agree that such court shall be empowered and shall grant injunctive relief reasonably necessary to protect the Company’s interests.

13.	The Parties agree that the restrictive covenants contained in this Section C of this Agreement and any and all subparts and provisions thereof are several and separate, and the unenforceability of any specific covenant will not affect the validity of any other covenant. Further, the restrictive covenants and agreements in this Section C of this Agreement are and will each be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action of, by or on behalf of the Advisor against the Company shall not and will not constitute a defense to or limitation of the enforcement by the Company of the restrictive covenants contained in Section C of this Agreement, and shall not constitute a defense to or limitation of the enforcement by the Company of any other provision of this Agreement.

14.	The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to a court order.

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Section D – Property Rights / Inventions / Intellectual Property

15.	Recognizing that the Advisor maintains a full-time academic job, only intellectual property related to plant disease solutions developed because of this Agreement and funded by the Company is covered by the provisions herein. In light of that, the Advisor hereby agrees that the Advisor will assign, and will continue to assign to the Company all rights and interests in any intellectual property and/or Confidential Information created as the result of this Agreement, including but not limited to, any and all intellectual property and/or Confidential Information that is based on core technologies supporting peptide applications that address plant disease solutions, plant disease resistance, plant sustainability, any and all developments, designs, inventions, improvements, trade secrets, trademarks, copyrightable subject matter, or proprietary information which the Advisor has made or conceived, or may make or conceive, either solely or jointly with others either on or off the Company’s premises: (a) while providing services to the Company hereunder, or (b) with the use of the time, materials or facilities of the Company, or (c) relating to any product, service or activity of ours of which the Advisor has knowledge, or (d) suggested by or resulting from any work performed for the Company (the “Company IP”).

The Advisor agrees that the Advisor has no proprietary interest in any Company IP, including any patent, copyright, trademark, or trade secret rights. Any and all programs, inventions, and other works of authorship developed by the Advisor while performing services for the Company are created for and owned exclusively by the Company and shall constitute the Company’s intellectual property and Confidential Information. The Advisor agrees to sign any papers necessary for patents, copyrights, or trademarks to conform to and protect the Company’s interests in the Company IP and the Advisor shall not register, file, or obtain any patent, copyright or trademark covering any Company IP in the Advisor’s own name, and further agree to provide necessary assistance to protect, enforce or perfect the Company’s rights and interests in such patents, copyrights, and trademarks.

Section E – Non-Disparagement / Arbitration / Governing Law

16.	The Parties agree not to disparage each other or each other’s related businesses, during or after engagement online or offline in any fashion. Should either the Company or the Advisor breach this provision, the Parties agree that the other party may seek to enforce the provision by injunction against the other.

17.	This Agreement and all transactions contemplated hereby shall be governed by, construed, and enforced in accordance with the laws of the State of North Carolina.

18.	With respect to the provisions in Section C, Section D, and Paragraph 15 hereinabove, the Parties waive trial by jury and agree to submit exclusively to the personal jurisdiction and venue of a state court of subject matter jurisdiction located in Orange County, North Carolina. The Parties may not bring an action on behalf of or become a member in a multiple-party or class action proceeding against the other. In the event that the Company is required to take any action to enforce any of the provisions in Section C, Section D, or Paragraph 14 of this Agreement, or litigation results from or arises out of such provisions, or the performance thereof, the Parties agree to reimburse the prevailing party’s reasonable attorney’s fees, costs, and any and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.

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19.	Except as to the provisions in Section C, Section D, and Paragraph 14 hereinabove, the Parties agree that any other dispute between the Company shall first be attempted to get resolved through mediation and thereafter, if unsuccessful, to submit such dispute exclusively to binding arbitration under Judicial Arbitration and Mediation Services (“JAMS”) or the American Arbitration Association (“AAA”), at the discretion of the party filing such demand for arbitration, in Chapel County, North Carolina before a single professional arbitrator selected by the Parties or, if the Parties cannot agree on an arbitrator, appointed by JAMS or AAA, as relevant. Any such arbitration shall be commenced within fifteen (15) days of selection of the arbitrator and the discovery rules contained in the North Carolina Rules of Civil Procedure shall apply to all such proceedings in the event the arbitrator does not set out alternative discovery rules. In the event that the Parties are required to take any action to enforce any provision of this Agreement, or litigation results from or arises out of this Agreement or the performance thereof, the Parties agree the arbitrator shall order all remedies permitted by law, including award attorney’s fees and costs to the prevailing party, and require that the entire proceeding, including the existence of the proceeding, be held confidential by the Parties, and shall not be disclosed by any Party. Any and all orders issued by the arbitrator shall be enforced by a state court of competent jurisdiction located in Chapel Hill, Orange County, North Carolina.

Section G – Miscellaneous

20.	The Parties acknowledge that this Agreement is reasonable, valid, and enforceable. However, if any term, covenant, condition, or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, it is the intent the Parties that such provision be changed in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired, or invalidated as a result.

21.	This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings, and agreements, whether oral or written, between the Parties, relating to the subject matter hereof.

22.	This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties have caused this agreement to be executed as of the date set forth below.

/s/ Judith S. Miller	/s/ Dr. Clayton Yates
Judith S. Miller	Dr. Clayton C. Yates
Interim CEO	Science Advisor

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SCHEDULE A

Services

The Advisor’s services and responsibilities as Science Advisor include, but are not limited to:

●	Overseeing the scientific direction and research priorities of the Company.

●	Advising the Company on incorporating emerging science, agricultural technologies, sustainability goals, and innovations into operations and product pipelines,

●	Fostering relationships and collaborative projects with external research institutions and partners,

●	Leading development of scientifically backed positions and standards on key issues and regulations impacting the company and industry,

●	Tracking developments in agricultural sciences to identify trends, insights and new partnership opportunities; and

●	Reporting directly to the Company’s CEO and Board of Directors.

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SCHEDULE B

Compensation Structure and Milestones

As part of the consideration for the services as a Science Advisor, the Company shall pay the Advisor:

1.	A signing bonus of fifty thousand dollars ($50,000) (the “Signing Bonus”),

2.	A monthly fee of five thousand dollars ($5,000) (the “Advisory Fee”), for a total annual fee of sixty thousand dollars ($60,000). The Advisory Fee shall be paid in thirty-six (36) equal monthly installments on the first (1st) day of each calendar month during the term of this Agreement.

3.	The Advisory Fee and Signing Bonus shall be paid either:

a.	in cash by check or direct deposit, with applicable tax withholdings as required by law, or

b.	in accordance with any deferred compensation arrangement mutually agreed to in writing by the Company’s CEO and Advisor at the outset of this Agreement, with the initial understanding that the Company is not in a cash position to make this payment within a minimum of the first 6 months of this Agreement, which will be paid out over time at the sole discretion of the CEO.

4.	Milestone Events Award of Equity. Upon achievement, as determined by the Board of Directors of the Company of the following four (4) milestone events, which are deemed pivotal to the success of the Company, you shall be awarded shares as designated below for the following milestones:

a.	Formulation and production of a peptide topical spray (biological fungicide) that is effective in its utilization of AMPs treating plant disease, for any of the identified spectrums of crops that are targeted by the Company. The success of this milestone is dependent on your successful leadership and management in acquiring the funding necessary to support the scientific team’s ability to accomplish this milestone. You shall be awarded one hundred thousand dollars ($100,000) and twenty-five thousand (25,000) shares of restricted common stock.

b.	The receipt of regulatory approval from any of those federal agencies required by United States, such as the United States Environmental Protection Agency (“EPA”), the United States Department of Agriculture (“USDA”), and/or the United States Food and Drug Administration (“FDA”), for the commercialization of the topical spray. Upon receipt of required federal approvals, you shall be awarded one hundred thousand dollars ($100,000), and twenty-five thousand (25,000) shares of restricted common stock.

c.	Upon the commercial sale of a minimum of Ten Million ($10,000,000) Dollars of topical spray produced because of the Company’s efforts, you shall be awarded one hundred thousand dollars ($100,000) and fifty thousand (50,000) shares of restricted common stock.

d.	Upon the receipt of regulatory approval from any of those federal agencies required by the United States, such as the EPA, USDA, and/or the FDA, for the commercialization of the first seed trait based upon the Company’s patents and targeted spectrums of crops, you shall be awarded one hundred thousand ($100,000) and twenty thousand (25,000) shares of restricted common stock. This is a one-time award based upon the potential that there may be seed traits successfully commercialized for a variety of crop spectrums.

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